Exhibit 99.3

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

The Board of Directors

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 2, 2018, to the Board of Directors of SCANA Corporation (“SCANA”), as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinions of SCANA’s Financial Advisors — Opinion of RBC Capital Markets, LLC” and “THE MERGER — Opinions of SCANA’s Financial Advisors— Opinion of RBC Capital Markets, LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving SCANA and Dominion Energy, Inc. (“Dominion Energy”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Dominion Energy (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

February 14, 2018